UNITED STATES

SECURITIES AND EXCHANGE COMMISSION

Washington, D.C. 20549

FORM 8-K

CURRENT REPORT

Pursuant to Section 13 or 15(d)

of the Securities Exchange Act of 1934

Date of Report (Date of earliest event reported): May 6, 2016

Hanesbrands Inc.

(Exact name of registrant as specified in its charter)

Maryland	1-32891	20-3552316
(State or other jurisdiction of incorporation)	(Commission File Number)	(IRS Employer Identification No.)

1000 East Hanes Mill Road Winston-Salem, NC	27105
(Address of principal executive offices)	(Zip Code)

(336) 519-8080

(Registrant’s telephone number, including area code)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01.	Entry into a Material Definitive Agreement.

On May 6, 2016, Hanesbrands Inc. (the “Company”) completed the sale of $1.8 billion aggregate principal amount of senior notes, consisting of $900 million aggregate principal amount of 4.625% senior notes due 2024 (the “2024 Notes”) and $900 million aggregate principal amount of 4.875% senior notes due 2026 (together with the 2024 Notes, the “Notes”). The Company received net proceeds, after deducting initial purchasers’ discounts and estimated offering expenses, of approximately $1.77 billion. The Company used a portion of the net proceeds from the offering to redeem its outstanding $1.0 billion aggregate principal amount of 6.375% Senior Notes due 2020 in accordance with their terms and expects to use the additional net proceeds from the offering to repay a portion of its outstanding borrowings under its $1.0 billion revolving loan facility (the “Revolving Credit Facility”).

The Notes were offered and sold pursuant to a purchase agreement, dated May 3, 2016 (the “Purchase Agreement”), among the Company, the subsidiary guarantors named therein and J.P. Morgan Securities LLC, as representative of the several initial purchasers named therein (collectively, the “Initial Purchasers”), for resale to qualified institutional buyers pursuant to Rule 144A under the Securities Act of 1933, as amended (the “Securities Act”), and to persons outside the United States in reliance on Regulation S under the Securities Act.

The Notes were issued pursuant to an indenture, dated as of May 6, 2016 (the “Indenture”), among the Company, the subsidiary guarantors named therein and U.S. Bank National Association, as trustee. The Indenture provides, among other things, that the Notes are the senior unsecured obligations of the Company and are fully and unconditionally guaranteed, subject to certain exceptions, by substantially all of the Company’s current domestic subsidiaries. The Indenture limits the ability of the Company and its subsidiaries to incur liens, enter into certain sale and leaseback transactions and consolidate, merge or sell all or substantially all of their assets.

In the event of a change of control of the Company and a rating downgrade, the Company will be required to offer to repurchase all outstanding Notes at 101% of their principal amount, plus accrued and unpaid interest, if any, to, but excluding, the repurchase date.

The Indenture contains customary events of default which include (subject in certain cases to customary grace and cure periods), among others, nonpayment of principal or interest; breach of other agreements in the Indenture; failure to pay certain other indebtedness; certain events of bankruptcy, insolvency or reorganization; failure to pay certain final judgments; and failure of certain guarantees to be enforceable.

The Notes were issued in a transaction exempt from registration under the Securities Act and all state securities laws. Therefore, the Notes may not be offered or sold in the United States absent registration or an applicable exemption from the registration requirements of the Securities Act and any applicable state securities laws. This Form 8-K does not constitute an offer to sell any securities or a solicitation of an offer to purchase any securities.

Certain of the Initial Purchasers and their affiliates have engaged, and may in the future engage, in investment banking, commercial banking and other financial advisory and commercial dealings with the Company and its affiliates for which they have received, or will receive, customary fees and expenses. In particular, certain of the Initial Purchasers and their affiliates may hold some of the Company’s 6.375% Senior Notes due 2020 or may be lenders under the Revolving Credit Facility and, as a result, may receive a portion of the proceeds of the offering.

The Purchase Agreement, the Indenture and the forms of Notes are filed as Exhibits 1.1, 4.1, 4.2 and 4.3 to this Current Report on Form 8-K and are incorporated herein by reference. The above descriptions of the material terms of the Purchase Agreement, Indenture and Notes are qualified in their entirety by reference to such exhibits.

Item 2.03.	Creation of a Direct Financial Obligation or an Obligation under an Off-Balance Sheet Arrangement of a Registrant.

The disclosures under Item 1.01 of this Current Report on Form 8-K are incorporated herein by reference.

Item 9.01.	Financial Statements and Exhibits.

(d)	Exhibits

Exhibit No.	Description

1.1	Purchase Agreement, dated May 3, 2016, among Hanesbrands Inc., the subsidiary guarantors named therein and J.P. Morgan Securities LLC, as representative of the Initial Purchasers.

4.1	Indenture, dated May 6, 2016, among Hanesbrands Inc., the subsidiary guarantors named therein and U.S. Bank National Association.

4.2	Form of 4.625% Senior Notes due 2024 (included in Exhibit 4.1).

4.3	Form of 4.875% Senior Notes due 2026 (included in Exhibit 4.1).

SIGNATURES

Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

HANESBRANDS INC.

Date: May 6, 2016	By:	/s/ Joia M. Johnson
		Name:	Joia M. Johnson
		Title:	Chief Legal Officer, General Counsel and
Corporate Secretary

EXHIBITS

Exhibit No.	Description

1.1	Purchase Agreement, dated May 3, 2016, among Hanesbrands Inc., the subsidiary guarantors named therein and J.P. Morgan Securities LLC, as representative of the Initial Purchasers.

4.1	Indenture, dated May 6, 2016, among Hanesbrands Inc., the subsidiary guarantors named therein and U.S. Bank National Association.

4.2	Form of 4.625% Senior Notes due 2024 (included in Exhibit 4.1).

4.3	Form of 4.875% Senior Notes due 2026 (included in Exhibit 4.1).